INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2003

St. Louis, Missouri, January 28, 2004 — Furniture Brands International (NYSE:FBN) announced today its financial results for the fourth quarter and full year ended December 31, 2003.

Operating Results – Fourth Quarter

Net sales for the fourth quarter of 2003 were $616.8 million, compared with $595.5 million in the fourth quarter of 2002, an increase of 3.6%. Net earnings for the fourth quarter were $22.6 million, as compared to $29.3 million in the fourth quarter of the prior year. Diluted net earnings per common share were $0.40 as compared to $0.52 for the fourth quarter of 2002. The company’s previous earnings per share guidance had been in the $0.38 to $0.42 range for the quarter.

Included in the 2003 fourth quarter net earnings were restructuring and asset impairment charges totaling $8.2 million ($13.0 million before income tax benefits) or $0.15 per diluted common share. As previously reported, these charges reflect the company’s acceleration of its manufacturing reorganization efforts and the disposal of certain assets.

Operating Results – Full Year 2003

For the full year 2003, net sales were $2,367.7 million, compared with $2,397.7 million for the full year 2002, a decrease of 1.2%. Net earnings for the full year 2003 were $94.6 million or $1.68 per diluted common share as compared to $118.8 million, or $2.11 per diluted common share for 2002.

Included in net earnings for the full year 2003 were restructuring and asset impairment charges totaling $11.3 million ($17.8 million before income tax benefits) or $0.20 per diluted common share.

Management Comments

“2003 was the third consecutive difficult year for the residential furniture industry, but we were pleased to see a positive change in order trends during the latter part of the year that improved our fourth quarter results and provided encouragement as we entered 2004,” stated W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer. “The recent strength in our orders has been across substantially all of our product lines — both middle–price and upper–end — and involves both our upholstery and case goods businesses. While we remain cautious in our outlook, it appears that 2004 is beginning on a positive note.

“During 2003, we continued to address our cost structure and strengthen our balance sheet. Our strategic blending of import programs with our strong domestic manufacturing base was solidified by a focused alignment of our operating companies with the best offshore manufacturers. At the same time, we completed the bulk of our domestic manufacturing reorganization efforts — albeit at a high cost to our short–term financial results.

“Reflecting continued strong cash flow from operations, we completed our deleveraging program, commenced a meaningful cash dividend program, and began accumulating cash for use in long-term growth opportunities and further enhancing shareholder value. We are now in an excellent position, both operationally and financially, to grow our market share and our equity market capitalization.”

Outlook

Mr. Holliman concluded, “As earlier stated, order trends in the latter part of 2003 have given us reason to be optimistic about 2004. While we still have work to do in improving our operating profit margins, most of the plant closings and other restructuring efforts are behind us.

“With this in mind, we currently expect our first quarter 2004 earnings per share to be in the $0.50 to $0.53 range. We will give further earnings guidance on a quarter–by–quarter basis until we gain better visibility with respect to the full year 2004. As has been our practice, we will provide an update on our first quarter expectation in early March.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best–known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward–looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward–looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10–Q and 10–K. The company also cautions investors that our forecast for the first quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward–looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the fourth quarter results at 7:30 a.m. (Central Time) on January 29, 2004. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)

Three Months Ended	Twelve Months Ended
December 31,	December 31,
	2003	2002	2003	2002

Net sales	$616,862	$595,491	$2,367,738	$2,397,709
Costs and expenses:
Cost of operations	446,620	430,987	1,711,422	1,721,714
Selling, general and administrative expenses	118,084	102,009	440,267	424,329
Depreciation and amortization	12,928	12,426	50,923	49,266
Earnings from operations	39,230	50,069	165,126	202,400

Interest expense	4,752	5,250	19,384	21,732
Other income, net	1,280	775	3,482	3,756
Earnings before income tax expense	35,758	45,594	149,224	184,424
Income tax expense	13,146	16,277	54,651	65,593
Net earnings	$22,612	$29,317	$94,573	$118,831

Net earnings per common share (diluted)	$0.40	$0.52	$1.68	$2.11

Average diluted common shares
outstanding (in thousands)	56,467	56,108	56,256	56,387

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2003	2002
Assets

Current assets:
Cash and cash equivalents	$71,668	$15,074
Receivables, net	366,448	375,050
Inventories	414,684	432,104
Prepaid expenses and other current assets	33,252	27,231
Total current assets	886,052	849,459
Property, plant and equipment, net	310,563	333,371
Intangible assets	353,460	355,488
Other assets	28,184	29,084
	$1,578,259	$1,567,402

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued interest expense	$1,992	$3,018
Accounts payable and other accrued expenses	180,827	194,346
Total current liabilities	182,819	197,364
Long–term debt	303,200	374,800
Other long–term liabilities	125,338	125,723

Shareholders’ equity	966,902	869,515
	$1,578,259	$1,567,402